FELDMAN FINANCIAL ADVISORS, INC.
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                                                   1725 K STREET, NW - SUITE 205
                                                             WASHINGTON, DC 2006
                                             (202) 467-6862 - FAX (202) 467-6963


May 10, 2003



Board of Directors
Community First Bank
240 South Main Street
Madisonville, KY  42431-2558

Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Form AC Application for Conversion (the "Application"), and amendments thereto, filed by Community First Bank (the "Bank") with the Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Bank in connection with its conversion from mutual to stock form and simultaneous offering for sale the common stock of its newly formed holding company, Community First Bancorp, Inc. (the "Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Bank. We further consent to the use of our name and summary opinions as noted above in the Form SB-2 Registration Statement, and amendments thereto, filed by the Company with the Securities and Exchange Commission.

Sincerely,

/s/Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.